SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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PROTECTION ONE, INC.
(Name of Registrant as Specified In Its Charter)
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April 30, 2007

Dear Stockholder:

I cordially invite you to the 2007 annual meeting of stockholders of Protection One, Inc. The meeting this year is at 10:00 A.M., Central Daylight Saving Time, on Wednesday, June 27, 2007 at the offices of Protection One, Inc., 4221 W. John Carpenter Freeway, Irving, Texas 75063. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by stockholders at the annual meeting. Affiliates of Quadrangle Group LLC own approximately 70% of our Common Stock as of April 20, 2007 and we have been informed that Quadrangle intends to cast the votes of all of its outstanding shares for the election of the nominees identified in the attached Information Statement. Accordingly, please note that no proxies will be solicited by the Board of Directors in connection with the meeting.

One of the purposes of the Information Statement is to give you important information regarding Protection One’s Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of Protection One, Inc., I want to thank you for your continued support and confidence in Protection One. We look forward to seeing you at the 2007 annual meeting.

Sincerely,

RICHARD GINSBURG
President and Chief Executive Officer

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 A.M., Central Daylight Saving Time, on Wednesday, June 27, 2007
Place:	Protection One, Inc. 4221 W. John Carpenter Freeway Irving, Texas 75063
Purpose:	• To elect nine directors to serve for a term of one year; and
• To conduct business properly raised before the meeting and any adjournment or postponement of the meeting
Record Date:

The Special Record and Meeting Date Committee of the Board of Directors has fixed the close of business on May 23, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination at the annual meeting and at 4221 W. John Carpenter Freeway, Irving, Texas 75063 for ten days before the annual meeting between 9 A.M. and 5 P.M. Central Daylight Savings Time. Persons will be admitted to the meeting upon verification of their shareholdings in Protection One. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 23, 2007, the record date for voting.

By order of the Board of Directors,

J. ERIC GRIFFIN
Corporate Secretary

PROTECTION ONE, INC.
1035 N 3rd Street, Suite 101
Lawrence, Kansas 66044

INFORMATION STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

General

This Information Statement is being distributed in connection with the 2007 annual meeting of stockholders of  Protection One, Inc. (“Protection One,” “the Company,” “we,” “our,” “us” or other words of similar import) to be held at our offices at  4221 W. John Carpenter Freeway, Irving, Texas 75063 on Wednesday, June 27, 2007 at 10:00 A.M. Central Daylight Savings Time.

Stockholders may attend the annual meeting in person or send a personal representative who may vote such stockholder’s shares pursuant to a duly executed proxy in favor of such personal representative.

Affiliates of Quadrangle Group LLC (collectively, “Quadrangle”) owned approximately 70% of our Common Stock as of April 20, 2007. We have been informed that Quadrangle intends to cast the votes of all of its outstanding shares of Common Stock for the election of the nominees for director named in “Election of Directors,” below. Accordingly, those nominees are expected to be elected. Your vote is not being solicited in connection with the election of the director nominees. Nevertheless, you are welcome to vote at the annual meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about May 30, 2007.

Our principal executive offices are located at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044, and our telephone number is (785) 856-9368.

Voting

The Special Record and Meeting Date Committee of the Board has selected the close of business on May 23, 2007 (the “Record Date”) as the time for determining the holders of record of our common stock, par value $0.01 per share (“Common Stock”), entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Shares of common stock outstanding on the record date are the only securities of ours which entitle holders to vote at the annual meeting or any adjournment or postponement thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum.

On April 20, 2007 there were 25,306,913 shares of our common stock outstanding. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. In the election of directors, each stockholder has the right to vote the number of shares he, she, or it owns for as many persons as there are directors to be elected. The affirmative vote of the holders of a majority of the stock entitled to vote, and present in person or represented by proxy, is required for the election of directors. In tabulating the number of votes cast, withheld votes, abstentions and broker non-votes are not included. There is no cumulative voting.

ELECTION OF DIRECTORS

This section includes information referenced in Part III, Item 10, Directors and Executive Officers of the Registrants, of our Annual Report on Form 10-K for the period ended December 31, 2006.

Election of Directors

Nine directors will be elected at the annual meeting, each of whom is expected to serve until our next annual meeting of stockholders or until his or her successor has been duly elected and qualified. Each nominee has consented to being named as a nominee and to serve, if elected. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more are unable to do so, Quadrangle is expected to vote for substitute nominees selected by our Board.

In connection with our restructuring in 2005, we entered into a stockholders agreement with Quadrangle. The stockholders agreement was amended on April 2, 2007. The stockholders agreement, as amended, contains certain agreements with respect to our corporate governance, including, but not limited to, the composition of our Board of Directors. In addition, under the Agreement and Plan of Merger dated December 20, 2006 by and between Protection One, Tara Acquisition Corp. and Integrated Alarm Services Group, Inc. (“IASG”) (the “Merger Agreement”), pursuant to which IASG was merged into one of our wholly-owned subsidiaries (the “Merger”), we agreed to take all requisite action to ensure that Raymond C. Kubacki and Arlene M. Yocum, both former IASG directors, would serve as members of our Board. On April 2, 2007, Mr. Kubacki and Ms. Yocum were appointed to our Board. In the event that either Mr. Kubacki or Ms. Yocum is incapable of or elects not to serve on our Board, or is removed for cause, the other may appoint the successor. Our Board of Directors will consist of nine members, comprised as follows:

•       up to five members designated by Quadrangle (up to three directors designated by POI Acquisition, L.L.C. and two directors designated by Quadrangle Master Funding Ltd, affiliates of Quadrangle;

•       Mr. Kubacki and Ms. Yocum or their successors nominated and appointed in accordance with the Merger Agreement;

•       our President and Chief Executive Officer, Richard Ginsburg; and

•       one other independent director selected by a majority of the other directors.

The nominees for director this year are:

Name	Age	Background
Richard Ginsburg	38

Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. Mr. Ginsburg holds as BS in communications from the University of Miami. He was a founder of Guardian International, a security monitoring company, and served as its President and Chief Executive Officer from August 1996 to April 2001.

Raymond C. Kubacki	62

Mr. Kubacki has served as our director since the Merger in April 2007. Mr. Kubacki served as a director of IASG from June 2004 until the Merger and was a member of IASG’s audit, independent, governance and nominating and compensation committees. Mr. Kubacki has served as President and Chief Executive Officer of Psychemedics Corporation, a biotechnology company with a proprietary drug test product, since July 1991. He has also served as chairman of the board of directors of Psychemedics since November 2003. Prior to joining Psychemedics, he held senior management positions in marketing and operations with Reliance Electric Company and ACME Cleveland Corporation and was an officer for Massachusetts Investors Trust, a major mutual fund investment management company. He is also a trustee for the Center for Excellence in Education based in Washington, D.C. Mr. Kubacki received his BA and MBA from Harvard University.

Robert J. McGuire	70

Mr. McGuire has served as our director since March 2005. Mr. McGuire holds an LL.M. from New York University Law School, a JD from Saint John’s University Law School and a BA from Iona College. Mr. McGuire is an attorney and consultant with offices in New York City. Mr. McGuire is a former Assistant United States Attorney and a former New York City Police Commissioner. He is a former Chairman and Chief Executive of Pinkerton’s Inc. and former President of Kroll Associates, Inc. Mr. McGuire serves on the Boards of GAM Funds, Inc., Mutual of America Investment Corp., and Six Flags, Inc.

Henry Ormond	34

Mr. Ormond has served as our director since April 2006 as a Quadrangle designee. He is a Principal of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Ormond holds an MBA from Harvard Business School and an M.Eng. from Oxford University. Prior to joining Quadrangle in 2001, Mr. Ormond was a member of the private equity group at Whitney & Co., and was previously an investment banker with Morgan Stanley. Mr. Ormond also serves on the Board of a private company.

Steven Rattner	54

Mr. Rattner has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Group LLC, an affiliate of our majority stockholder. Mr. Rattner holds a BA in economics from Brown University. Prior to founding Quadrangle in 2000, Mr. Rattner was Deputy Chairman and Deputy Chief Executive officer of Lazard Freres & Co. and was a Managing Director at Morgan Stanley. Mr. Rattner serves on the Boards of IAC/InterActiveCorp. and Ntelos Holdings Corp. as well as a number of private companies.

Thomas J. Russo	65

Mr. Russo has served as our director since April 2007. Mr. Russo is a partner in RAVE, a privately held limited liability corporation, which specializes in quality assurance evaluations and customer satisfaction surveys for the hospitality, restaurant and retail industries. Mr. Russo has 30 years of management experience in domestic and international operations of foodservice, lodging and consumer goods companies. Mr. Russo holds a BS degree from Fordham University and a degree of Doctor of Business Administration in Foodservice Management from Johnson and Wales University. Mr. Russo is Vice Chairman of Leadership Roundtable and past Chairman of the Massachusetts Restaurant Association. He serves on the Boards of the National Restaurant Association and Oneida Ltd.

David A. Tanner	48

Mr. Tanner has served as our director since February 2005 as a Quadrangle designee. Mr. Tanner is Executive Vice President of ContiGroup Companies, Inc. Mr. Tanner was a Member of Quadrangle Group, an affiliate of our majority stockholder, from 2000 through 2006. Mr. Tanner holds a JD from New York University School of Law, a Diploma of Economics from London School of Economics and a BA in history from Princeton University. Prior to founding Quadrangle in 2000, Mr. Tanner was a Managing Director of Lazard Freres & Co. and Managing Principal of Lazard Capital Partners. Prior to joining Lazard Freres & Co., Mr. Tanner was a Managing Director at E.M. Warburg Pincus & Co. Mr. Tanner serves on the Boards of several privately held companies.

Michael Weinstock	46

Mr. Weinstock has served as our director since February 2005 as a Quadrangle designee. He is Managing Principal of Quadrangle Debt Recovery Advisors LP, an affiliate of our majority stockholder. Mr. Weinstock holds a BS in economics from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Prior to joining Quadrangle in 2002, Mr. Weinstock was a Managing Director of Lazard Freres & Co. and was an investment banker with Salomon Brothers and Goldman Sachs.

Arlene M. Yocum	49

Ms. Yocum has served as our director since the Merger in April 2007. Ms. Yocum served as director of IASG from October 2005 until the Merger and was the chairperson of both the governance and nominating committee and the independent committee. Ms. Yocum has served as Executive Vice President, Managing Executive of PNC Advisors, Wealth Management and Institutional Investment Groups since 2003. From 2000 to 2003 Ms. Yocum was an Executive Vice President of the Institutional Investment Group of PNC Advisors. From 1993 to 2000 Ms. Yocum held management and executive positions with PNC Advisors. Ms. Yocum is a Trustee and Vice President of the Philadelphia Community College foundation and a member of the American Bankers Association Wealth Management and Trust Conference Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Compensation of Directors

During 2006, our independent director, Robert J. McGuire, was entitled to receive compensation for his service as set forth in the table below. Mr. McGuire is Chairman of the Audit Committee and a member of the Compensation Committee. Directors who are our employees do not receive additional compensation for their services as directors. As such, Mr. Ginsburg received no compensation for his services as a director. During 2006, the members of our board designated by Quadrangle did not receive compensation for their services. As discussed in “Certain Relationships and Related Transactions—Quadrangle Management Agreements,” below, we paid Quadrangle an annual management fee of $1.5 million in 2006. The Quadrangle management agreements were terminated in connection with the Merger in April 2007. Upon termination of the Quadrangle management agreements, the members of the our board of directors who are affiliated with Quadrangle will begin receiving compensation for their services as members of our board of directors equal to that provided to our independent directors. The board is currently considering the director compensation plan that will be effective following the Merger.

Director Compensation for 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Robert J. McGuire	83,750	6,625	(1)	—	—	—	(2)	90,375
Henry Ormond(3)	—	—		—	—	—	—	—
Steven Rattner(3)	—	—		—	—	—	—	—
David A. Tanner(3)	—	—		—	—	—	—	—
Michael Weinstock(3)	—	—		—	—	—	—	—

(1)          Stock Awards represents the amortization under FAS 123R of a Restricted Stock Units (RSUs) award in 2005 for 2,000 shares of company common stock and an RSU award in 2006 for 1,000 shares of company common stock each of which vests ratably over 4 years from grant date. The 2006 RSU award for 1,000 shares was made as of April 5, 2006 when the stock price was $17.25 per share and the fair market value on the date of grant was $17,250. Mr. McGuire also received 2,000 RSUs in 2005 of which 500 shares vested in 2006 and the remaining 1,500 shares are expected to vest ratably over the next three years. Mr. McGuire holds a total of 2,500 unvested RSUs.

(2)          In May 2006, Mr. McGuire received $9,662 in dividend equivalents in respect of his RSUs pursuant to the anti-dilutive provisions of his RSU awards. The dividend equivalent amount is not reflected in the All Other Compensation column because the value of his RSU awards is inclusive of the right to receive these dividend equivalents.

(3)          Messrs. Ormond, Rattner, Tanner and Weinstock were affiliated with Quadrangle during 2006, were not considered to be independent and, therefore, did not receive compensation for their services. As discussed in “Certain Relationships and Related Transactions—Quadrangle Management Agreements,” below, Protection One paid Quadrangle a management fee of $1.5 million in 2006.

Independent Director Compensation

For meetings held during 2006, our independent director compensation plan was as follows:

Annual retainer	$25,000
Annual retainer for Audit Chair	$20,000
Annual retainer for Chair of other Committees	$7,500
Annual retainer for Committee Member	$5,000
Attendance fee for each meeting date	$2,500
Attendance fee for each telephonic meeting	$1,250
Attendance fee for each in-person committee meeting	$2,500
Attendance fee for each telephonic committee meeting	$1,250
Annual equity award: Restricted Share Units in first year of service	2,000
Annual equity award: Restricted Share Units in subsequent years of service	1,000

Director Independence

Because Quadrangle owns approximately 70% of our Common Stock, we qualify as a “controlled company” based upon the criteria set forth in the Marketplace Rules of The Nasdaq Stock Market LLC (the “Nasdaq Marketplace Rules”). As a result, we are not required to have, among other things, a majority of our board of directors comprised of independent directors, nor are we required to have a compensation committee consisting solely of independent directors. Currently, Messrs. Kubacki, McGuire and Russo and Ms. Yocum qualify as independent under the Nasdaq Marketplace Rules. Furthermore, Messrs. Kubacki and McGuire, members of the Audit Committee, also qualify as independent based upon the criteria set forth in Section 10A(m)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”). Messrs. Weinstock, Rattner and Ormond are not “independent” under the Nasdaq Marketplace Rules due to their respective affiliations with Quadrangle. Mr. Ginsburg is not independent under the Nasdaq Marketplace Rules because he is our Chief Executive Officer. While Mr. Tanner, a former Member of Quadrangle Group LLC, meets the independence criteria set forth in Section 10A(m)(3) under the Exchange Act, the board of directors is unable to conclude at this time that he is independent based upon the criteria set forth in the Nasdaq Marketplace Rules. Mr. Tanner is also a member of the Audit Committee. In order to comply with the Nasdaq Marketplace Rules regarding the composition of the Audit Committee, we avail ourselves of Nasdaq Marketplace Rule 4350(d)(2)(B), which provides an exception to the requirement that all Audit Committee members must be independent if one member deemed not to be independent based upon the Nasdaq Marketplace Rules meets certain other criteria, including those under the Exchange Act, and the board of directors determines that the individual’s membership on the Audit Committee is required in the best interests of the company and its shareholders. The board of directors has made such determination due to Mr. Tanner’s extensive experience in the investment and financial industries which qualifies him as our financial expert.

Board Meetings and Committees of the Board of Directors

Our Board met five times during 2006. All directors attended at least 75% of the total number of Board and committee meetings held while they served as a director or member of a committee. Our directors are encouraged, but not required, to attend annual meetings of the Company, either in person or telephonically. Mr. Ginsburg was the only director present at the 2006 Annual Meeting.

The Board has a standing Audit Committee and a standing Compensation Committee. Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee. The charters are available on our website at www.protectionone.com and in print to stockholders upon request submitted to our principal executive offices. These committees are described below.

The Board does not have a standing Nominating Committee. The Board is of the view that it is appropriate for us not to have such a committee because (1) the stockholders agreement with Quadrangle and the Merger Agreement, which are described above in “Election of Directors,” specify how our Board will be configured. If and when it becomes necessary to nominate or appoint a new member to the Board, subject to the terms of the Merger Agreement, all members will have input into the nomination or appointment, as applicable.

Audit Committee; Financial Expert

The Audit Committee has responsibility for the appointment, compensation, termination and oversight of the work of our independent auditors. The Audit Committee oversees the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence and the performance of our internal audit function.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

During 2006 members of the audit committee were Mr. McGuire (chair), Mr. Tanner and Mr. Ormond, who joined the Audit Committee in April 2006. Since joining the Board in March 2005, Mr. McGuire has served as the Audit Committee Chairman. Effective April 17, 2007, Mr. Ormond resigned from the committee and was replaced by Raymond Kubacki. The Board of Directors has determined that Mr. Tanner meets the Securities and Exchange Commission criteria for an “audit committee financial expert.” Mr. Tanner’s qualifications include extensive experience in the investment and financial industries, including his tenure as a Managing Director at Lazard Freres & Co., co-head of Lazard Capital Partners, Managing Principal of Quadrangle and his current position as Executive Vice President of ContiGroup Companies, Inc.

Compensation Committee

The Compensation Committee establishes the salaries and bonuses for our executive officers and reviews and makes recommendations to the Board regarding our compensation and benefit plans. Current members of the Compensation Committee are Mr. Tanner (chair), Mr. McGuire and Mr. Ormond, who joined the Compensation Committee in April 2006. As described under “Director Independence,” because we are a “controlled company” under the marketplace rules of The Nasdaq Stock Market, we are not required to have a compensation committee comprised entirely of independent members. The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, including to a subcommittee consisting entirely of directors who are deemed to be non-employee directors and outside directors for purposes of potentially applicable securities regulations and tax regulations, respectively.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Members of the Compensation Committee during 2006 are set forth above. During 2006, no Compensation Committee member was an officer or employee of ours or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Compensation Committee or as a director of any company where an executive officer of that company is a member of our Compensation Committee. The members of the Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are reported below.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of our directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity. None of our directors, executive officers or holders of over 5% of our common stock are a party adverse to us or any of our subsidiaries in any material legal proceedings.

Communication with Directors

Stockholders may send communications to our directors as a group or individually, c/o the Corporate Secretary at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. Stockholder communications will be reviewed by the Corporate Secretary for relevance to our business and then appropriate communications will be forwarded to the intended director(s).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

This section includes information referenced in Part III, Item 10, Directors and Executive Officers of the Registrants, Item 11, Executive Compensation and Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, of our Annual Report on Form 10-K for the period ended December 31, 2006.

Executive Compensation

The individuals who served as Chief Executive Officer and Chief Financial Officer of Protection One during 2006, as well as our three other most highly compensated executive officers, are referred to as the “named executive officers.” These individuals are listed in the Summary Compensation Table below. The following compensation discussion and analysis, executive compensation tables and related narrative describe the compensation awarded to, earned by or paid to the named executive officers for services provided to us in 2006, their outstanding equity awards at the end of 2006 and their compensatory arrangements with us.

Compensation Discussion and Analysis

Overview, Philosophy and Objectives of Executive Compensation

The Compensation Committee of the Protection One board of directors has authority to establish the salaries, bonuses and equity plan participation levels for the named executive officers. The Compensation Committee also has the authority to review and approve employment agreements, severance arrangements and retirement plans for the named executive officers, to oversee the design and administration of equity-based and incentive compensation plans and otherwise to review and approve Protection One compensation plans. Together with the full board of directors, the Compensation Committee evaluates the performance of Protection One’s Chief Executive Officer and, with input from the Chief Executive Officer, evaluates the performance of Protection One’s other named executive officers. The Protection One board of directors also currently has the authority to perform the responsibilities and duties of the Compensation Committee.

Protection One compensates its named executive officers primarily through a combination of base salary, annual bonus and equity compensation. The primary objectives of the Compensation Committee with respect to the compensation of Protection One’s named executive officers are to attract, motivate and retain talented and dedicated executives, to foster a team orientation toward the achievement of company-wide business objectives and to link the success of the named executive officers with that of Protection One stockholders. The Compensation Committee’s compensation philosophy with respect to the named executive officers includes the following general elements: providing competitive base salaries and annual bonus targets; rewarding achievement of company financial performance objectives as well as individual managerial effectiveness; and emphasizing equity incentives for named executive officers. Participation in Protection One’s stock option programs has also been extended to certain employees in addition to senior executive officers based on their perceived potential to contribute to increasing stockholder value.

Base Salary

The current minimum base compensation of the named executive officers of Protection One was established in June 2004. At that time, the Protection One board of directors, which was then performing the functions of the Compensation Committee, considered (i) the historical operating performance and trends of Protection One; (ii) the need to maintain the continuity and focus of Protection One’s management team through an impending financial restructuring; (iii) Protection One’s goal of delivering competitive compensation to its management team; (iv) the recommendations of a compensation consultant and the competitive compensation data and analyses developed by those compensation consultants; and (v) with respect to those executives other than the CEO, the recommendations of the CEO.

In connection with assisting the Protection One board of directors in evaluating base salaries and bonus opportunities in June 2004, the compensation consultant developed compensation data obtained from surveys of compensation practices for a broad cross-section of companies representing diverse industries, performance, capital structure and competitive challenges. Where possible, the compensation consultant used regression analysis to adjust the data to Protection One’s revenue size. The current named executive officers’ salaries as of June 2004 were found to range from the 46th percentile to the 61st percentile for competitive base salary for their position, and these base salary levels were left unchanged in the employment agreements that Protection One subsequently entered into with each of the named executive officers.

Each of the named executive officers of Protection One entered into an employment agreement in 2004 which provides that the executive officer will receive a base salary of not less than the amount specified in the employment agreement, and that the base salary is subject to review annually by the Compensation Committee or the Protection One board of directors. The current base salary of each named executive officer, which is set forth in the Summary Compensation Table, is the minimum amount required in their respective 2004 employment agreements.

The base salary of the named executive officers of Protection One is intended to provide a competitive base level of pay for the services they provide. Protection One believes that the fixed base annual salary levels of the named executive officers helps Protection One to retain qualified executives and provides a measure of income stability for the named executive officers that may lessen potential pressures to take possibly excessive risks to achieve performance measures under incentive compensation arrangements. Protection One has not increased the base salaries of its current named executive officers since 2004. It is possible that the base salaries of one or more named executive officers will be increased in 2007.

Annual Bonus

All of the named executive officers of Protection One are eligible for an annual bonus under Protection One’s short term incentive plan or STIP. Through the STIP, certain employees who are viewed as having an opportunity to directly and substantially contribute to achievement of Protection One’s short-term objectives are selected by the Compensation Committee and are eligible to receive bonus compensation. Approximately thirty employees participated in the 2006 STIP.

Protection One’s annual STIP rewards the named executive officers for achieving annual company financial performance objectives and for demonstrating individual leadership. Protection One believes that by providing a positive incentive and annual cash rewards, the STIP plays an integral role in motivating and retaining qualified executives. Protection One also believes that the allocation of base salary and annual incentive compensation opportunity for named executive officers generally represents a reasonable combination of fixed salary compared to variable incentive pay opportunity and reflects Protection One’s goal of retaining and motivating its named executive officers.

The proposed STIP target bonus levels for 2004 were reviewed by the Protection One board of directors in 2004 with the assistance of a compensation consultant, with a view toward maintaining competitive target annual cash compensation levels (base salary plus target annual bonuses) that include an adequate combination of fixed and variable pay. In 2004, the target annual cash bonus as a percentage of base salary for Mr. Ginsburg was determined to be between the 25th percentile and the 50th percentile for competitive target bonuses. The target annual cash bonuses as a percentage of base salary for Messrs. Griffin and Pefanis were equal to the 50th percentile and the 75th percentile, respectively, for competitive target bonuses. Competitive target annual incentive compensation data was not available for Mr. Sanchez’s position, Vice President, Customer Operations. Mr. Sanchez’s target bonus as a percentage of salary, 40%, was generally comparable to that of other executive officers at Protection One that the company views as having comparable levels of responsibility. Mr. Nevin’s target bonus as a percentage of salary was 60% compared to a 75th percentile percentage of 50% for chief financial officers. Protection One believes that the responsibilities of chief financial officers varies. Mr. Nevin had an important role in the company’s successful financial restructuring in 2005 and its subsequent financings and also contributes significantly to strategy development and implementation. As a result of these and other considerations, Protection One believes that the target bonus as a percentage of salary for its Chief Financial Officer is appropriate.

The compensation consultant’s 2004 report indicated that Protection One’s current named executive officers’ target total cash compensation, consisting of base salary plus target bonus, ranged from the 46th percentile to the 73rd percentile of competitive target total cash compensation, except that competitive target total cash compensation was not available for the position of Vice President, Customer Operations. Protection One’s STIP bonus targets for the named executive officers were viewed as being generally competitive in 2004. The STIP bonus targets as a percentage of base salaries have not been changed from the target percentages in Protection One’s 2004 STIP.

Under the 2006 STIP, Mr. Ginsburg, Mr. Nevin and Mr. Pefanis had an annual short-term incentive target of 60% of their base salaries. The respective employment agreements of Messrs. Ginsburg, Nevin and Pefanis require that they participate in a short-term incentive plan each year with a target bonus of not less than 60% of base salary and a potential to earn at least 100% of base salary. Mr. Griffin and Mr. Sanchez had an annual short-term incentive target of 40% of their base salary. Other participants had annual short-term incentive targets ranging from 15% to 40% of base salary. Actual earned payments under the STIP as a percentage of salary can be greater or less than the target percentage depending on Protection One’s actual performance against the budgeted performance criteria approved by the Compensation Committee and set forth in the STIP. Accordingly, if Protection One’s performance exceeds budgeted criteria, actual incentive compensation paid under the STIP may exceed the targeted percentage of base compensation. Actual payments pursuant to the portion of the 2006 STIP based on the budgeted performance criteria, steady state net operating cash flow, were capped at twice the targeted amount, regardless of actual performance.

Under the 2006 STIP:

•       70% of the annual incentive target award for the named executive officers was based upon Protection One’s 2006 steady state net operating cash flow, as determined under the STIP and described below, compared to performance objectives; and

•       30% of each target award was a discretionary award based on managerial effectiveness, determined by a subjective evaluation of qualitative issues such as providing strategic direction and leadership; proactively managing change; organizing, developing and utilizing the management team; creating an appropriate organizational environment; providing effective external representation; and monitoring and evaluating performance and taking corrective actions.

There would have been no payment under the objective financial performance portion of the 2006 STIP unless Protection One generated steady state net operating cash flow equal to at least 90% of the budgeted figure approved by the Protection One board of directors. The maximum payment under the objective financial performance portion of the 2006 STIP was two times the amount targeted under the objective financial performance portion. This maximum amount would have been earned if Protection One generated steady state net operating cash flow equal to at least 110% of the budgeted figure. If steady state net operating cash flow was between 90% and 110% of the budgeted figure, then the payment based on objective financial performance would be prorated between zero and twice the target amount of bonus based on steady state net operating cash flow. In 2006 the Protection One board of directors set the steady state net operating cash flow budget figure at a target level that it believed was appropriately challenging to achieve. Under the 2006 STIP, payments under the objective financial portion of the STIP were equal to 108% of the target amount. The Summary Compensation Table reflects payments under the objective financial portion of the 2006 STIP in the “Non-Equity Incentive Plan Compensation” column and reflects payments under the discretionary portion of the 2006 STIP in the “Bonus” column.

The performance target for Protection One’s 2004 STIP and 2005 STIP was the company’s budgeted steady state net operating cash flow figure. In the first quarter of 2006, Protection One’s budget, which included steady state net operating cash flow, was approved and communicated to the named executive officers, who understood that the budgeted steady state net operating cash flow figure was expected to provide the performance target for the 2006 STIP. In consultation with management, the 2006 STIP was recommended by the Compensation Committee and formally approved by the Protection One board of directors in November 2006.

Under the 2006 STIP, the steady state net operating cash flow for purposes of the named executive officers’ targets were determined as follows:

Steady state net operating cash flow was intended to reflect an estimate of the cash flow that the business would produce on an annual basis if the company were to maintain a constant level of recurring monthly revenue, or RMR, by replacing all RMR lost with new RMR additions. In calculating steady state net operating cash flow, the company calculated the steady state operating margin and subtracted (i) the steady state investment needed to replace lost RMR and (ii) maintenance capital expenditures. Steady state operating margin was determined by subtracting (i) general and administrative expenses for the year from (ii) RMR for December 2006, or ending RMR, multiplied by Protection One’s monitoring and service gross margin percentage multiplied by twelve. The steady state investment in new subscribers was determined by multiplying ending RMR by Protection One’s trailing twelve months gross attrition percentage multiplied by the company’s average creation multiple. Protection One’s average creation multiple was calculated by dividing the sum of installation and selling costs less installation revenues by RMR additions for the year.

Any expenses related to the following items were excluded from the calculation of steady state net operating cash flow under the 2006 STIP:

•       unbudgeted legal settlements arising from claims that preceded the tenure of current management, which started in April 2001;

•       non-recurring maintenance capital expenditures;

•       non-cash stock-based compensation;

•       refinancing;

•       reorganization; and

•       changes in working capital.

Any increases or reductions in RMR that resulted from (i) a billing system conversion or (ii) a change in estimate were also excluded from the calculation of steady state net operating cash flow. In the past, the calculation of steady state net operating cash flow for purposes of the STIP has been adjusted upwards and downwards to reflect the impact of certain unanticipated items, including unbudgeted operational restructurings and Hurricane Katrina, and adjustments for unbudgeted items may also be made in the future.

Equity Compensation

Equity compensation has historically been offered to employees of Protection One who are in positions to affect Protection One’s long-term success through the formation and execution of its business strategies.

The Protection One 2004 Stock Option Plan, which is referred to as the 2004 Stock Option Plan, and the Protection One stock appreciation rights plan, which is referred to as the SAR Plan with the rights granted under such plan being referred to as SARs, were each adopted in connection with Protection One’s financial restructuring, which was completed in February 2005. In connection with the restructuring, the terms of the plans were negotiated among Quadrangle and management of Protection One, with the oversight and approval of the independent directors of Protection One.

The Protection One board of directors retained a compensation consultant to review the proposed terms for the SAR Plan and the 2004 Stock Option Plan. The compensation consultant reviewed a survey of practices in private equity firms, because a private equity firm, Quadrangle, owned approximately 87% of Protection One’s outstanding stock. The compensation consultant also reviewed practices for thirty-nine companies emerging from restructurings, because the plans were developed in connection with Protection One’s anticipated financial restructuring. The compensation consultant advised that there were wide variations in equity arrangement practices among companies owned by private equity firms, but that typically between 10% and 20% of the equity interest in such companies was held by employees. With respect to companies emerging from restructurings, the compensation consultant noted that for the companies in its survey, between 2.6% and 20.5% of shares were reserved for employees, with a median of 11%, and that grants of shares of equity upon emergence ranged from 1.3% to 15.2% of outstanding shares, with a median of 8.0%. With respect to companies emerging from restructurings, the compensation consultant noted that the equity interests received by employees typically consisted of stock options, warrants and/or restricted stock. The number of shares reserved under the 2004 Stock Option Plan was equal to approximately 9.9% of Protection One’s diluted shares outstanding upon completion of the restructuring, and the number of shares underlying options that were granted upon completion of the restructuring was equal to approximately 8.8% of Protection One’s diluted shares outstanding upon completion of the restructuring. The compensation consultant did not provide directly competitive information with respect to the SAR Plan. The 2004 Stock Option Plan and the SAR Plan were approved by a special committee of independent directors of Protection One in connection with the February 2005 financial restructuring.

Stock Options

Protection One believes that long-term performance is enhanced through an ownership culture that rewards its named executive officers for stock price appreciation through the use of stock options. Protection One believes that stock options encourage executive retention and provide incentive for its named executive officers to increase value for Protection One’s stockholders.

Options granted prior to February 2005 under Protection One’s prior option plans generally vested and became exercisable ratably over a three-year period. Upon the sale by Westar Energy, Inc. of its ownership interest in Protection One on February 17, 2004, all previously issued and unexpired options held by Messrs. Ginsburg, Nevin and Pefanis accelerated and vested. The exercise prices of all such options were and remain considerably in excess of the trading value of Protection One common stock. The Protection One 2004 Stock Option Plan, which is referred to as the 2004 Stock Option Plan, adopted in February 2005, is currently Protection One’s principal stock option plan.

Options were granted to the named executive officers and other employees of Protection One in February 2005 under the 2004 Stock Option Plan upon the completion of Protection One’s financial restructuring. The allocation of the options granted was approved by a special committee of independent directors, in consultation with management. The options granted under the 2004 Stock Option Plan generally vest and become exercisable ratably over a 48 month period, provided that the options granted to Messrs. Ginsburg, Nevin and Pefanis generally vest and become exercisable immediately upon a qualifying termination, as defined in their respective employment agreements, that occurs after any sale by Quadrangle of at least 60% of its equity interest in Protection One. See “Potential Payments Upon Termination or Change in Control” below for additional information. The Outstanding Awards At Fiscal Year End Table reflects the options granted under the 2004 Stock Option Plan to the named executive officers.

Options were granted in 2006 under the 2004 Stock Option Plan to certain non-executive employees of Protection One. However, in view of the incentives already provided to the named executive officers by the options granted in February 2005, the Compensation Committee did not did grant stock options to the executive officers in 2006, except for a grant of 5,000 options to Mr. Griffin in July 2006. These options were awarded to Mr. Griffin in recognition of his performance and responsibilities and in view of the limited number of options granted to Mr. Griffin in 2005.

The 2004 Stock Option Plan provides that options outstanding under the plan will be equitably and proportionally adjusted or substituted in the event of, among other things, changes in the outstanding common stock or in the capital structure of Protection One by reason of recapitalizations or other relevant changes in capitalization or for any other reason determined to otherwise warrant equitable adjustment. On May 12, 2006, Protection One completed a recapitalization of its balance sheet by increasing its debt in order to pay a cash dividend of $70.5 million, or $3.86 per share, to all holders of record of its common stock on May 8, 2006. In order to mitigate the decrease in the value of the stock options caused by the dividend, the Protection One board of directors approved a cash payment of $2.89 for each vested and unvested option then outstanding under the 2004 Stock Option Plan to the holders of such options, including the named executive officers. This payment is referred to as the compensatory make-whole payment. The board of directors also reduced the exercise price of each outstanding vested and unvested option, including those held by the named executive officers, by $0.98.

Stock Appreciation Rights

Protection One believes that the SAR grants offer a reward to certain of its named executive officers who are in a position to have the greatest impact on the company for:

•       preserving stockholder value through the successful 2005 restructuring and thereafter;

•       remaining with Protection One; and

•       creating an opportunity for Quadrangle, which holds a majority of Protection One’s outstanding common stock, to sell at least a substantial portion of their interest, which could also result in a liquidity event for other Protection One stockholders.

On February 8, 2005, upon the completion of the financial restructuring, Messrs. Ginsburg, Nevin, Pefanis and an executive officer who has since separated from the company received an aggregate of approximately 798,473, 532,981, 465,111 and 199,618 SARs, respectively, on a post-reverse stock split basis. The allocation of the SARs was approved by a special committee of independent directors, in consultation with management. The SARs vest and become payable upon the earlier of (1) a qualified sale as defined in the SAR Plan, which generally means Quadrangle’s sale of at least 60% of its equity interest in Protection One, provided that if the qualified sale is not a permissible distribution event (as defined in the SAR Plan) the payment will be made, with interest, in connection with a subsequent permissible distribution event, and (2) February 8, 2011. The exercise price of the SARs was $4.50 on the grant date and increases by 9% per annum, which is referred to as the fixed return, compounded annually, beginning on February 8, 2006. If Quadrangle sells less than 60% of its equity interest in Protection One, the exercise price applicable to an equivalent percentage of management’s SARs would be based on the fixed return through the date of such sale. Each SAR that vests and becomes payable in connection with a qualified sale will generally entitle the holder of a SAR to receive the difference between the exercise price and the lesser of (1) the value of the consideration paid for one share of stock in such qualified sale, or the fair market value of one share of stock if the qualified sale is not a sale to a third party and (2) $7.50, provided that if a SAR holder’s right to receive stock is converted pursuant to the SAR Plan into a right to receive cash from a grantor trust that Protection One may establish, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date.

The SAR Plan provides that the exercise price of the SARs shall be equitably adjusted or modified as necessary to preserve the intended economic benefit of the original grant in the event there is, among other things, a recapitalization, and the SAR Plan provides that the exercise price of the SARs may be adjusted or modified upon the occurrence of any event that makes adjustment or modification appropriate and equitable to prevent inappropriate penalties or windfalls with respect to the terms of the SAR Plan and the holders of the SARs. On May 12, 2006, after determining that the $70.5 million cash dividend declared on April 27, 2006 would adversely impact the SARs granted in 2005, the Protection One board of directors agreed to amend the SARs agreements by effectively fixing the exercise price on 439,160 outstanding SARs (the modified SARs) at $5.02. Therefore, if there is not a qualified sale prior to February 8, 2011, the holders of these modified SARs will be entitled to receive the difference between $7.50 and $5.02 per SAR, or $2.48, from Protection One for a total cash outlay of approximately $1.1 million on February 8, 2011.

In November 2006, the Protection One board of directors approved the reallocation of SARs forfeited by a former executive officer to the other SAR Plan participants, Messrs. Ginsburg, Nevin and Pefanis. As proposed by Protection One’s Chief Executive Officer and approved by its board of directors, the forfeited SARs were reallocated to the applicable named executive officers in proportion to the number of SARs that they held immediately before the reallocation. Except for a reallocation upon any forfeiture by a former executive officer, the SAR Plan does not allow for any grant of additional SARs.

The fiscal year 2006 expense associated with the modified SARs, including the reallocated modified SARs, is included in the Summary Compensation Table and the reallocation of both the modified and the unmodified SARs is reflected in the Grants of Plan Based Awards table below. As of December 31, 2006, Protection One has established a liability of approximately $138,300 to reflect the portion of the modified SARs that have been earned since the date of the modification through December 31, 2006 with the associated expense reflected in general and administrative expense. Assuming there is no qualified sale prior to February 8, 2011, Protection One expects to record approximately $0.2 million in expense per year through February 8, 2011 related to these SARs. As of December 31, 2006, no value has been ascribed to the SARs that have not been modified and no value will be allocated to those SARs unless and until it becomes probable that a qualified sale will occur.

All Other Compensation

As described in footnote 2 to the Summary Compensation Table, other compensation to the named executive officers of Protection One included: commuter travel expenses and related taxes; car allowances; company contributions under Protection One’s 401(k) plan, which are available to employees generally; and payment of life insurance premiums. These payments and other benefits, the amounts of which are not material to Protection One, provide additional compensation and benefits to the applicable named executive officers and, in the case of travel expenses and car allowances, in part defray certain personal expenses related to the applicable named executive officer’s employment.

Change in Control and Severance Arrangements

Protection One’s change in control and severance arrangements with its named executive officers are described under “Potential Payments Upon Termination or Change in Control.”

Protection One believes that it should provide severance benefits to the named executive officers. Protection One’s severance benefits for the named executive officers reflect, among other things, the fact that it may be difficult for a named executive officer to find comparable employment within a short period of time. Protection One believes that its severance arrangements are an important element in the retention of the named executive officers.

Protection One believes that it is important to protect the named executive officers in the event of a change in control. The employment agreement provisions regarding payment upon termination in connection with a change in control were intended to, among other things, encourage the named executive officers to enter into the new employment agreements and focus on Protection One’s performance rather than other employment alternatives. Protection One believes that the interest of stockholders is served by aligning the interests of the named executive officers with them and that providing change in control benefits reduces the potential for named executive officers to be reluctant toward pursuing a change in control transaction that may be in the best interest of stockholders. Protection One believes that its change in control and termination arrangements with the named executive officers are an important element in the retention and incentive of the named executive officers.

Three of the named executive officers of Protection One who Protection One believes are in a position to have the greatest impact on the company also hold SARs that would result in payment upon a qualified sale, as discussed above.

Tax Treatment under Section 162(m), 280G and 409A of the Code

Section 162(m) of the Code

In structuring its compensation plans, Protection One takes into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and other factors the

Compensation Committee deems appropriate. Section 162(m) of the Code disallows the deduction of compensation for each of the named executive officers in excess of $1,000,000 per person, except for certain payments based upon performance goals. Nevertheless, in order to accomplish the objectives described above with respect to Protection One’s compensation programs, some of the compensation under its compensation programs is not deductible by reason of Section 162(m). The stock options granted to Protection One’s named executive officers were designed so that any expense Protection One recognizes under the Code resulting from them would be deductible under Section 162(m). Base salary, bonuses paid for 2006 under the STIP, the compensatory make-whole payment under the 2004 Stock Option Plan, and perquisites and personal benefits paid in 2006, to the extent in the aggregate in excess $1,000,000 per named executive officer, are not deducible by reason of Section 162(m).

Protection One does not believe that payments that may be made in the future to any named executive officers pursuant to SARs granted in 2005 would meet the performance-based compensation exception, and therefore those payments would be subject to the Section 162(m) limitation. In addition, any payments made to the named executive officers pursuant to their respective employment agreements following a change in control may also not be deductible due to the Section 162(m) limitation.

Section 280G of the Code

As discussed below under “Potential Payments Upon Termination or Change in Control,” under the employment agreements with the named executive officers of Protection One, in the event that any amounts or benefits paid to a named executive officer pursuant to his current employment agreement are subject to the excise tax imposed under Section 4999 of the Code, Protection One will pay the named executive officer an additional amount to compensate him for that tax liability. In general, if the total amount of payments to an individual that are contingent upon a “change in control” (as defined in Section 280G of the Code) of Protection One equals or exceeds three times the individual’s “base amount” (generally, the individual’s average annual compensation for the five (5) calendar years preceding the change in control), the payments may be treated as “parachute payments” under the Code. The portion of such payments that exceeds the individual’s “base amount” is non-deductible to Protection One under Section 280G of the Code, and the individual is subject to a 20% excise tax on such amount under Section 4999 of the Code. Under existing employment agreements, Protection One is obligated to make additional cash payments to the named executive officers to compensate them for the 20% excise tax so that they receive the same benefit from their awards as if such excise tax did not apply. These additional payments are nondeductible by Protection One and constitute income to the executives, which requires further payment under the employment agreements to compensate the executives for the income tax incurred with respect to such payments. Non-deductible parachute payments generally reduce the $1 million deduction limitation under Section 162(m) of the Code, discussed above.

Each named executive officer’s employment agreement provides that he agrees to reduce the aggregate amount of any payments or benefits that constitute “parachute payments” under Section 280G of the Code to the extent necessary so that such payments and benefits do not equal or exceed three times the named executive officer’s “base amount” (and therefore are not subject to the excise tax imposed by Section 4999); provided, however, that a named executive officer is not required to make any such reduction if the reduction necessary to cause such payments and benefits not to equal or exceed three times his “base amount” is more than $100,000.

It is currently expected that any payments made with respect to the SAR Plan upon any qualified sale would be considered parachute payments for Section 280G purposes. If upon a “change in control” of Protection One (as defined in Section 280G of the Code), Protection One chose to exercise its discretion under the 2004 Stock Option Plan to terminate unvested options issued under the Stock Option Plan in exchange for consideration or otherwise accelerated the vesting of options, the value attributable to such consideration or accelerated vesting would be considered a parachute payment.

As discussed under “Potential Payments Upon Termination or Change in Control,” each of the employment agreements of the named executive officers has a “double trigger” for severance payments in the event of a change in control, which means that there must be both a change in control and a qualifying termination before the executive is entitled to such payment. The company agreed to include the provisions regarding payment upon a qualifying termination in connection with a change in control in the employment agreements entered into with the named executive officers in 2004, when Protection One anticipated a financial restructuring, which was successfully completed in 2005.

Section 409A of the Code

Section 409A of the Code sets forth specific requirements relating to the payment of deferred compensation to employees and other service providers. Deferred compensation payments that do not meet these requirements are generally taxed to the employee or service provider when they vest, and may also be subject to a 20% penalty tax, payable by the employee or service provider. Protection One has structured payments under its executive compensation programs in a manner that is intended to meet the requirements of Code Section 409A.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2006 and our 2007 information statement. This report is provided by the following directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE MEMBERS:

Robert J. McGuire

Henry Ormond

David A. Tanner (Chair)

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Richard Ginsburg, Chief Executive Officer	2006	450,000	81,000	1,870,165	204,800	28,767	2,634,732
Darius Nevin, Chief Financial Officer	2006	300,000	54,000	1,171,466	136,534	37,978	1,699,978
Peter Pefanis, Executive VP Operations	2006	267,000	48,060	1,166,241	121,515	23,317	1,626,133
J. Eric Griffin, VP and General Counsel	2006	200,000	24,000	34,082	60,682	21,616	340,380
Joseph Sanchez, VP Customer Operations	2006	175,000	21,000	43,686	53,096	20,628	313,410

(1)          The amount in Option Awards includes amortization recognized under FAS 123R of the February 8, 2005 stock option awards both before and after a May 12, 2006 modification of the awards totaling $538,803, $336,752, $336,752, $13,634 and $13,014 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez, respectively. The modification was made in accordance with the anti-dilution provisions of the option awards due to a $3.86 per share dividend to shareholders on May 12, 2006. The option holders received a $0.98 reduction in the exercise price of their options (reducing the exercise price to $6.52 per option from $7.50 per option) and a make-whole payment of approximately $2.89 per option. Approximately $2.04 per option of the $2.89 per option make-whole payment related to options that had not yet vested and, accordingly, that amount is also included in Option Awards. Make-whole payments of $1,792,793, $1,120,496, $1,120,496, $28,868 and $43,302 were made to Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez, respectively, of which $1,269,895, $793,685, $793,685, $20,448 and $30,672 are included in Option Awards. For Mr. Ginsburg, Mr. Nevin and Mr. Pefanis, the amount shown under Option Awards also include $61,467, $41,029 and $35,804, respectively, relating to the amortization under FAS 123R of their SARs. See discussion of assumptions used in the valuation of the amended SARs and option awards in Note 3, “Share-Based Employee Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)          All Other Compensation for 2006 includes the following items: (a) payments for commuting travel expenses and related taxes paid by Protection One on behalf of the executives, in the amounts of $3,841 and $14,562 for Mr. Ginsburg and Mr. Nevin, respectively (including income tax reimbursements of $1,347 and $5,106, respectively); (b) car allowance in the amount of $14,488, $13,536, $13,536, $13,536 and $13,558 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez, respectively; (c) company contributions under the Protection One 401(k) plan in the amount of $7,500, $7,500, $7,500, $6,000 and $5,250 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez, respectively; and (d) life and disability insurance premiums paid by Protection One in the amounts of $2,938, $2,380, $2,281, $2,080 and $1,820 for Mr. Ginsburg, Mr. Nevin, Mr. Pefanis, Mr. Griffin and Mr. Sanchez, respectively.

Grants of Plan Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Date of	Grant Date Fair Value of Stock and Option
Name	Grant Date		SARs Units (#)	Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards ($/Sh)	Grant ($/Sh)	Awards(6) ($)
Richard Ginsburg	5/12/06	(1)	175,664	0	436,512	436,512	—	5.02	16.00	349,390
	11/14/06	(2)	19,518	0	48,501	48,501	—	5.02	12.40	38,925
	11/14/06	(3)	69,201	0	0	152,332	—	(3)	12.40	—
	11/14/06	(4)	—	0	189,000	378,000	—	—	—	—
Darius Nevin	5/12/06	(1)	117,256	0	291,372	291,372	—	5.02	16.00	233,218
	11/14/06	(2)	13,028	0	32,375	32,375	—	5.02	12.40	25,982
	11/14/06	(3)	46,192	0	0	101,682	—	(3)	12.40	—
	11/14/06	(4)	—	0	126,000	252,000	—	—	—	—
Peter Pefanis	5/12/06	(1)	102,324	0	254,268	254,268	—	5.02	16.00	203,520
	11/14/06	(2)	11,369	0	28,252	28,252	—	5.02	12.40	22,674
	11/14/06	(3)	40,310	0	0	88,734	—	(3)	12.40	—
	11/14/06	(4)	—	0	112,140	224,280	—	—	—	—
J. Eric Griffin	7/25/06	(5)	—	—	—	—	5,000	14.02	14.02	47,600
	11/14/06	(4)	—	0	56,000	112,000	—	—	—	—
Joseph Sanchez	11/14/06	(4)	—	0	49,000	98,000	—	—	—	—

(1)                Represents the modified SARs originally awarded on February 8, 2005 which were modified by fixing the base price at $5.02 per SAR and, if no qualified sale occurs, will vest and become payable on February 8, 2011. If a qualified sale were to occur at less than the base price of the SARs, which is fixed at $5.02 per SAR, the payout would be zero and if a qualified sale were to occur at a price of $7.50 or greater the payout would be at the maximum amount of $2.48 per SAR. Since the trading price as of December 29, 2006 was greater than $7.50 per share the target amount is equal to the maximum amount.

(2)                Represents the modified SARs with a fixed base price of $5.02 per SAR reallocated to the above named officers from an award made to a former executive on February 8, 2005. These SARs were modified on May 12, 2006 and, if a qualified sale does not occur, will vest and become payable on February 8, 2011. If a qualified sale were to occur at less than the base price of the SARs, which is $5.02 per SAR, the payout would be zero and if a qualified sale were to occur at a price of $7.50 or greater the payout would be at the maximum amount of $2.48 per SAR. Since the trading price as of December 29, 2006 was greater than $7.50 per share, the target amount is equal to the maximum amount.

(3)                Represents the non-modified SARs with a base price that increases at a rate of 9% per annum that were reallocated to the above named executive officers from an award made to a former executive on February 8, 2005. If there is no qualified sale prior to February 8, 2011, no payment will be made under these non-modified SARs. If a qualified sale were to occur at less than the base price of the SARs the payout would be zero and if a qualified sale were to occur at a price of $7.50 per share or greater the payout would be at the maximum amount as of December 31, 2006 of $2.20 per SAR. Since a qualified sale is not imminent at this time, the target payout amount is zero. The maximum payout is calculated assuming a December 31, 2006 qualified sale at a per share price of $7.50 or greater.

(4)                These amounts relate to payouts under the 2006 Short Term Incentive Plan. See the discussion under “Compensation Discussion and Analysis” for additional information relating to the 2006 Short Term Incentive Plan.

(5)                Mr. Griffin was awarded 5,000 stock options under the 2004 Stock Option Plan on July 25, 2006. No shares of Protection One common stock traded on July 25, 2006. The closing price for Protection One common stock for the most recent trading date on which there was a trade prior to July 25, 2006 was $14.02.

(6)                The amounts reported for Mr. Ginsburg, Mr. Nevin and Mr. Pefanis represent the present value of the expected future payout on the date of grant assuming there is not a qualified sale and assuming the named executive officer remains employed by the Company until February 8, 2011. Option awards reported for Mr. Griffin represent the fair market value, determined using the Black-Scholes methodology, of 5,000 options granted in 2006. See discussion of assumptions used in the valuation of the amended SARs and option awards in Note 3, “Share-Based Employee Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Each named executive officer is party to an employment agreement. The terms of each employment agreement are automatically extended on July 23 of each year for an additional one year period, subject to either party’s right to terminate by giving written notice at least 30 days prior to the end of the term. The current employment agreements provide for minimum annual base salaries for each of Mr. Ginsburg ($450,000), Mr. Nevin ($300,000), Mr. Pefanis ($267,000), Mr. Griffin ($200,000) and Mr. Sanchez ($175,000). Salaries paid to the named executive officers in 2006 were the minimum base amounts required by their respective employment agreements. Pursuant to their employment agreements, the named executive officers are eligible to receive bonus awards, payable in cash or otherwise, and to participate in all of Protection One’s employee benefit plans and programs in effect for the benefit of its senior executives, including stock option, 401(k) and insurance plans. Protection One will reimburse the named executive officers for all reasonable expenses incurred in connection with the conduct of its business, provided the executive officers properly account for any such expenses in accordance with its policies. Pursuant to their employment agreements, Mr. Ginsburg’s and Mr. Nevin’s reimbursable business expenses will include the costs of weekly air travel from and to their homes. Further, pursuant to their employment agreements, should any portion of Protection One’s reimbursement of travel expenses incurred by Mr. Ginsburg or Mr. Nevin constitute taxable wages for federal income or employment tax purposes, Protection One will pay Mr. Ginsburg and Mr. Nevin an additional amount to cover such tax liability.

As discussed in “Compensation Discussion and Analysis,” on May 12, 2006, after determining that the $70.5 million cash dividend declared on April 27, 2006 would adversely impact the SARs granted in 2005, the Protection One board of directors agreed to amend the SARs agreements by effectively fixing the exercise price on 439,160 outstanding SARs (the modified SARs) at $5.02. Therefore, if there is not a qualified sale prior to February 8, 2011, the holders of these modified SARs will be entitled to receive the difference between $7.50 and $5.02 per SAR, or $2.48, from Protection One for a total cash outlay of approximately $1.1 million on February 8, 2011.

Also as discussed in “Compensation Discussion and Analysis,” in November 2006, the Protection One board of directors approved the reallocation of SARs forfeited by a former executive officer to the other SAR Plan participants, Messrs. Ginsburg, Nevin and Pefanis.

The fiscal year 2006 expense associated with the modified SARs, including the reallocated modified SARs, is included in the Summary Compensation Table. The modification of the originally awarded SARs and the reallocation of both the modified and the unmodified SARs are reflected in the Grants of Plan Based Awards table above.

The options granted to Mr. Griffin in 2006 were granted under the 2004 Stock Option Plan. They vest and become exercisable ratably over a 48 month period.

As described under “Compensation Discussion and Analysis,” in order to mitigate the decrease in the value of stock options caused by Protection One’s $3.86 per share dividend and recapitalization completed in May 2006, the Protection One board of directors approved a compensatory make-whole cash payment of $2.89 for each vested and unvested option then outstanding under the 2004 Stock Option Plan to the holders of such options, including to the named executive officers. The board of directors also reduced the exercise price of each vested and unvested option by $0.98.

Pursuant to the terms of their respective employment agreements, upon the occurrence of termination of employment each named executive officer is entitled to certain payments and benefits, which are described below under “Potential Payments Upon Termination or Change in Control.”  The employment agreements contain provisions relating to non-competition, non-solicitation, non-disparagement and the protection of confidential information, which are also discussed below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Richard Ginsburg	284,641	336,394	—	6.52	(1)	02/08/2011
	—	195,182	—	5.02	(2)	02/08/2011
	—	692,010	—	5.30	(3)	02/08/2011
	17,500	—	—	65.83		04/16/2011
Darius Nevin	177,901	210,246	—	6.52	(1)	02/08/2011
	—	130,284	—	5.02	(2)	02/08/2011
	—	461,917	—	5.30	(3)	02/08/2011
	1,000	—	—	103.50		02/08/2012
	4,400	—	—	60.30		08/01/2011
Peter Pefanis	177,901	210,246	—	6.52	(1)	02/08/2011
	—	113,693	—	5.02	(2)	02/08/2011
	—	403,097	—	5.30	(3)	02/08/2011
	1,000	—	—	67.00		06/04/2011
	900	—	—	103.50		02/08/2012
	2,000	—	—	137.50		06/28/2012
	500	—	—	135.00		09/12/2012
J. Eric Griffin	4,583	5,417	—	6.52	(1)	02/08/2011
	521	4,479	—	14.02	(4)	07/25/2012
	500	—	—	103.50		02/08/2012
Joseph Sanchez	6,875	8,125	—	6.52	(1)	02/08/2011
	1,000	—	—	67.50		03/14/2011
	600	—	—	71.88		01/27/2010
	120	—	—	446.38		01/21/2009
	120	—	—	550.00		01/26/2008

(1)          These options, which were granted in February 2005, vest and become exercisable ratably over a 48 month period, provided that the options granted to Messrs. Ginsburg, Nevin and Pefanis generally vest and become exercisable immediately upon a qualifying termination, as defined in their respective employment agreements (excluding a qualifying termination resulting from a voluntary termination for any reason during the thirty day period beginning six months after certain potential change in control transactions), that occurs after any sale by Quadrangle of at least 60% of its equity interest in Protection One.

(2)          Represents the base price of the modified SARs. Due to the May 12, 2006 modification, the base price on the modified SARs is fixed at $5.02 per SAR.

(3)          Represents the base price as of December 31, 2006 of the unmodified SARs. Under the SAR Plan, the base price increases at a rate of 9% compounded annually.

(4)          These options, which were granted in July 2006, vest and become exercisable ratably over a 48 month period.

Potential Payments Upon Termination or Change in Control

Protection One has entered into employment agreements with the named executive officers and maintains certain plans that in certain circumstances provide for payments or other benefits upon termination or following a change in control. Illustrative estimated payments and benefits that, based on various assumptions, could be provided to each named executive officer in each covered circumstance are shown in the tables below, assuming that the triggering event occurred on December 29, 2006 and at a price per share of Protection One common stock equal to the closing market price as of that date. Other assumptions used in preparing these estimates, the specific circumstances that would trigger these payment(s) or the provision of other benefits, the types of payment(s) or benefits that may be triggered, how payment and benefit levels are determined, material conditions or obligations applicable to the receipt of payments or benefits, and material factors regarding the named executive officers’ employment agreements are described in the footnotes to and the narrative following these tables.

Richard Ginsburg, Chief Executive Officer	Non-Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	—	900,000	1,345,500		—		—
Short Term Incentive Plan	—	1,501,767	1,998,257		—		—
Stock Options—Additional Vesting(6)	—	72,195	1,877,078	(7)	—		1,877,078
Stock Appreciation Rights—Vesting(6)	—	—	1,946,870	(7)	—		1,946,870
Benefits and perquisites:
Post-Employment Benefits(8)	—	33,838	33,838		—		—
Life Insurance Proceeds	—	—	—		900,000		—
Disability Benefits	—	—	—			(4)	—
Accrued Vacation Pay	64,904	64,904	64,904		64,904		—
280G Tax Gross-up	—	—	2,003,103	(9)	—		—
TOTAL:	64,904	2,572,704	9,269,550		964,904		3,823,948

Darius G. Nevin, Chief Financial Officer	Non- Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	—	600,000	897,000		—		—
Short Term Incentive Plan	—	1,001,445	1,332,527		—		—
Stock Options—Additional Vesting(6)	—	45,122	1,173,174	(7)	—		1,173,174
Stock Appreciation Rights—Vesting(6)	—	—	1,299,536	(7)	—		1,299,536
Benefits and perquisites:
Post-Employment Benefits(8)	—	31,684	31,684		—		—
Life Insurance Proceeds	—	—	—		600,000		—
Disability Benefits	—	—	—			(4)	—
Accrued Vacation Pay	43,269	43,269	43,269		43,269		—
280G Tax Gross-up	—	—	1,322,761	(9)	—		—
TOTAL:	43,269	1,721,520	6,099,951		643,269		2,472,710

Peter Pefanis	Non- Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	—	534,000	798,330		—		—
Short Term Incentive Plan	—	893,231	1,188,536		—		—
Stock Options—Additional Vesting(6)	—	45,122	1,173,174	(7)	—		1,173,174
Stock Appreciation Rights—Vesting(6)	—	—	1,134,053	(7)	—		1,134,053
Benefits and perquisites:
Post-Employment Benefits(8)	—	32,914	32,914		—		—
Life Insurance Proceeds	—	—	—		534,000		—
Disability Benefits	—	—	—			(4)	—
Accrued Vacation Pay	38,510	38,510	38,510		38,510		—
280G Tax Gross-up	—	—	1,513,589	(9)	—		—
TOTAL:	38,510	1,543,777	5,879,106		572,510		2,307,227

J. Eric Griffin	Non- Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	—	200,000	398,000		—		—
Short Term Incentive Plan	—	278,956	417,418		—		—
Stock Options—Additional Vesting(6)	—	1,163	30,225	(10)	—		30,225
Stock Appreciation Rights—Vesting(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(8)	—	10,770	21,541		—		—
Life Insurance Proceeds	—	—	—		400,000		—
Disability Benefits	—	—	—			(4)	—
Accrued Vacation Pay	28,846	28,846	28,846		28,846		—
280G Tax Gross-up	—	—	—		—		—
TOTAL:	28,846	519,735	896,030		428,846		30,225

Joseph Sanchez	Non- Qualifying Termination (1)	Qualifying Termination (2)	Qualifying Termination with Change in Control (2)(3)		Death or Disability (4)		Change in Control (Without a Qualifying Termination) (5)
Compensation:
Base Salary	—	175,000	348,250		—		—
Short Term Incentive Plan	—	196,123	293,470		—		—
Stock Options—Additional Vesting(6)	—	1,744	45,338	(10)	—		45,338
Stock Appreciation Rights—Vesting(6)	—	—	—		—		—
Benefits and perquisites:
Post-Employment Benefits(8)	—	3,987	7,975		—		—
Life Insurance Proceeds	—	—	—		350,000		—
Disability Benefits	—	—	—			(4)	—
Accrued Vacation Pay	25,240	25,240	25,240		25,240		—
280G Tax Gross-up	—	—	—		—		—
TOTAL:	25,240	402,094	720,273		375,240		45,338

       (1) A non-qualifying termination is any termination not qualifying as a qualifying termination, and includes a voluntary termination by the named executive without good reason, retirement, a termination by Protection One for cause, or any termination on account of death or disability. The meanings of the terms “cause” and “good reason” for purposes of determining potential payments to named executive officers upon termination or a change in control are described below.

       (2) A qualifying termination is a termination of the named executive’s employment by Protection One other than for cause or by the named executive for good reason. These calculations assume that the named executive’s date of termination was December 29, 2006, which was the last business day of Protection One’s last completed fiscal year, and assume that the price per share of Protection One common stock on the date of termination was $12.10 per share, which was the closing price per share of Protection One common stock as of December 29, 2006 reported on the OTC Bulletin Board.

       (3) This column applies to a qualifying termination within four months prior or one year after a change in control. The meaning of the term “change in control,” for purposes of determining potential payments to named executive officers under their respective employment agreements upon a qualifying termination with a change in control, is described below. These calculations assume that the change in control occurred on December 29, 2006, which was the last business day of Protection One’s last completed fiscal year.

       (4) A termination due to death or disability is not a qualifying termination. Protection One’s long term disability coverage provides each named executive up to 66.67% of base salary up to a maximum monthly benefit of $11,112. Protection One provides life insurance coverage equal to two times the named executive’s base salary.

       (5) Assumes that the change in control is also a qualified sale and that it occurred as of December 29, 2006, which was the last business day of Protection One’s last completed fiscal year. If a change in control did not constitute a qualified sale, such an event would not trigger a payout on the SARs. Protection One has assumed for illustrative purposes that it would exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. If Protection One were not to exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of the change in control, then the change in control would not trigger any acceleration of vesting or termination of options in exchange for consideration.

       (6) Assumes a value per share of Protection One common stock of $12.10 per share, which was the closing price per share of Protection One common stock as of December 29, 2006 reported on the OTC Bulletin Board. The values shown in this row with respect to additional vesting of stock options represent the intrinsic value (i.e., the excess of the price per share as of December 29, 2006 over the exercise price of the option) of the options for which vesting is accelerated or that are terminated in exchange for consideration.

       (7) These calculations assume that the change in control is also a qualified sale and that it occurred on December 29, 2006. If a change in control did not constitute a qualified sale, then (i) such an event would not trigger a payout on the SARs and (ii) if Protection One were not to exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control, the value of the vesting of stock options triggered by the qualifying termination would be the amount shown in the “Qualifying Termination” column.

       (8) Messrs. Ginsburg, Nevin and Pefanis are entitled to continuing medical, dental and life insurance coverage for three years following a qualifying termination and other named executive officers are entitled to one year of continuing coverage following a qualifying termination and two years of continuing coverage following a qualifying termination coupled with a change in control.

       (9) Assumes that the triggering event would be a change in control as defined in the named executive officer’s employment agreement, a qualified sale as defined in the SAR Plan, a change in control for purposes of Section 409A of the Code and a change in control for purposes of Section 280G of the Code. This calculation further assumes that the qualifying termination occurs within four months prior to or one month after the change in control. See the discussion below under “Post-Termination Benefits Under Employment Agreements.” The make-whole payment, the amendment to the option grants and the amendment to the SARs in 2006 were not contingent on any anticipated change in control. Accordingly, Protection One has assumed that it would be able to overcome the presumption under the Code that such types of payments or amendments within the year prior to a change in control are contingent on a change in control and has, therefore, assumed that such payments would not constitute “parachute payments” under Section 280G of the Code.

(10)   Protection One has assumed for illustrative purposes that it would exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. If Protection One were not to exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control, the value of the vesting of stock options triggered by the qualifying termination would be the amount shown in the “Qualifying Termination” column.

Below is a description of additional assumptions that were used in creating the tables above and certain contract provisions relating to the potential payments shown in the tables above. Unless otherwise noted the descriptions of the payments below are applicable to all of the above tables relating to potential payments upon termination or change in control.

Post-Termination Benefits Under Employment Agreements

Each named executive officer is party to an employment agreement. The terms of each employment agreement are automatically extended on July 23 of each year for an additional one year period, subject to either party’s right to terminate by giving written notice at least 30 days prior to the end of the term. Certain terms of these employment agreements relating to compensation during the applicable named executive officer’s term of employment are described above in the narrative following the Grants of Plan Based Awards table.

Pursuant to the terms of their respective employment agreements, a termination of employment by Protection One other than for “cause” or by the executive for “good reason” constitutes a “qualifying termination,” and upon a qualifying termination Mr. Ginsburg, Mr. Nevin and Mr. Pefanis would be entitled to receive (a) a lump-sum cash payment equal to (i) annual base salary and bonus amounts earned but not previously paid through the date of the termination, (ii) a bonus equal to the average bonus over the preceding three years (the average annual bonus) pro rated for the fiscal year in which the termination occurs, less any amount paid to the executive from the company’s annual incentive plan for the fiscal year in which the termination occurs, and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a “change in control”) times the executive officer’s annual base salary plus (y) 2.0 (or 2.99 for terminations within four (4) months prior to or one (1) year after a “change in control”) times the executive officer’s average annual bonus and (c) continued participation for three years in Protection One’s medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof.

Mr. Griffin’s and Mr. Sanchez’s employment agreements also provide that a qualifying termination is defined as a termination of employment by Protection One other than for “cause” or by Mr. Griffin or Mr. Sanchez, as applicable, for “good reason.” Upon a qualifying termination, Mr. Griffin or Mr. Sanchez, as applicable, would be entitled to receive (a) a lump-sum cash payment equal to (i) his annual base salary and bonus amounts earned but not previously paid through the date of the termination, (ii) a bonus equal to the average bonus over the preceding three years (the average annual bonus) pro rated for the fiscal year in which the termination occurs, less any amount paid to the executive from the company’s annual incentive plan for the fiscal year in which the termination occurs and (iii) the cash equivalent of any accrued paid time off, (b) a lump-sum cash payment equal to the sum of (x) 1.0 (or 1.99 for terminations within four (4) months prior to or one (1) year after a “change in control”) times his annual base salary plus (y) 1.0 (or 1.99 for terminations within four (4) months prior to or one (1) year after a “change in control”) times his average annual bonus and (c) continued participation for one year (or two years for terminations within four (4) months prior to or one (1) year after a “change in control”) in Protection One’s medical, dental and life insurance plans or a lump-sum cash payment in lieu thereof.

The employment agreements of the named executive officers were amended on February 8, 2005 to provide that the executives’ rights with respect to options granted under the 2004 Stock Option Plan and, for Messrs. Ginsburg, Nevin and Pefanis, SARs granted under the SAR Plan, will be governed exclusively by the terms of such plans and the applicable grant agreements, including such rights in the event of a termination of employment or an underwritten registered public offering of voting securities.

The definitions of “cause” and “good reason” in the named executive officers’ employment agreements are described below under “Involuntary not for Cause Termination and Termination for Good Reason.”

Non-Compete, Non-Solicitation, Non-Disparagement and Confidentiality Provisions of Employment Agreements

Each named executive officer’s employment agreement with Protection One includes non-compete, non-solicitation, non-disparagement and confidentiality provisions. The non-compete provisions apply during the named executive officer’s employment and until the second anniversary of the named executive officer’s termination of employment, which is referred to as the non-compete period. During the non-compete period, each named executive officer is generally prohibited from owning, managing, operating or otherwise being connected to any entity engaged, at the time that the named executive officer becomes associated with the entity, in the business of providing property monitoring services with revenue in excess of $160,000,000, except that each named executive officer’s employment agreement provides that he may own for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York Stock Exchange, the American Stock Exchange or The Nasdaq National Market. If a named executive officer challenges the enforceability of the non-compete provisions of his employment agreement, then he forfeits any right to any payments with respect to base salary, short term incentive plan, benefits and perquisites under his employment agreement that are triggered by a termination of employment to the extent that such payments or benefits have not already been received.

The non-solicitation, non-disparagement and confidentiality provisions in each named executive officer’s employment agreement are not expressly linked to the receipt of payments or benefits upon a termination of employment or a change in control. The non-solicitation and confidentiality provisions apply during the non-compete period. The non-disparagement provisions are not expressly limited in duration.

Equity Acceleration

Had there been a qualifying termination of any of Protection One’s named executive officer’s employment as of December 29, 2006, under the 2004 Stock Option Plan the executive would have been entitled to one month of additional vesting acceleration of the executive’s then unvested stock options. Pursuant to their respective option agreements, all options granted under the 2004 Stock Option Plan held by Messrs. Ginsburg, Nevin and Pefanis will vest and become exercisable immediately on a qualifying termination that occurs on or after a qualified sale, as defined in the SAR Plan, and will remain exercisable until the earlier of the expiration date of the options or the first anniversary of such termination. Protection One has assumed for purposes of the tables above that it would exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control.

Under the 2004 Stock Option Plan, in the event of a merger or consolidation in which Protection One is not the surviving corporation or certain other transactions with a similar effect, the Compensation Committee may provide that all outstanding options will terminate and their holders will be entitled to receive a net payment in cash or other consideration for the terminated options based on the amount of the per share consideration being paid for the shares of Protection One common stock in the transaction less the applicable exercise price per share under the option. Protection One has assumed for illustrative purposes in preparing the tables above that it would exercise its discretion under the 2004 Stock Option Plan to accelerate vesting or terminate options in exchange for consideration in the event of a change in control. Under the option agreements applicable to the named executive officers, if an option holder’s right to receive stock is converted pursuant to the 2004 Stock Option Plan into a right to receive cash, the amount of cash payable will be credited with interest at 6% per annum, compounded annually, from the date such conversion is effective until the applicable payment date. For purposes of the tables above, Protection One has assumed an applicable payment date of December 29, 2006.

Under the option agreements applicable to options granted to named executive officers under the 2004 Stock Option Plan, any shares of stock purchased through the exercise of options generally will be issued and delivered to the option holder, and any net payment due to such holder if an option holder’s right to receive stock is converted pursuant to the plan into a right to receive cash or other consideration will be paid to such holder, upon (and only upon) the earlier of: (1) six months after death, disability or a separation from service, as such terms are used in Section 409A of the Code; (2) ten calendar days following a change in control for purposes of Section 409A of the Code, and (3) February 8, 2011. Accordingly, a change in control, separation from service, death or disability for purposes of Section 409A may accelerate a net payment due to a holder and may accelerate delivery of any shares of stock that have been purchased through the exercise of stock options under the 2004 Stock Option Plan. As of December 29, 2006, none of the named executive officers had exercised any stock options, nor had any of their stock options been converted into the right to receive a net payment in cash or other consideration, under the 2004 Stock Option Plan.

As described under “Compensation Discussion and Analysis,” under the SAR Plan, the SARs, which are held by Messrs. Ginsburg, Nevin and Pefanis, vest and become payable upon the earlier of (1) a “qualified sale” as defined in the SAR Plan, which generally means the first transaction that results in Quadrangle and its affiliates having sold, assigned or transferred to unaffiliated parties at least 60% of the equity interest in Protection One held as of February 8, 2005 by POI Acquisition, LLC, POI Acquisition I, LLC and Quadrangle Master Funding Ltd, provided that, if the qualified sale does not qualify as a permissible distribution event, then the payment will be made, with interest, in connection with a subsequent permissible distribution event, and (2) February 8, 2011.

Health Care Benefits

The value of the health benefits, which consists of medical, dental and life insurance benefits, is estimated based upon the current costs to Protection One of providing such benefits.

Involuntary not for Cause Termination and Termination for Good Reason

Each of Protection One’s named executive officers will be entitled to certain benefits as described in the tables above in the event of a qualifying termination, which means that the executive’s employment is terminated by Protection One for reasons other than cause or by the executive for good reason, as defined in the named executive officer’s employment agreement.

A termination of a named executive officer by Protection One is for “cause” if it is for any of the following reasons:

•       the willful and continued failure of the named executive officer to perform substantially his duties with Protection One (other than any such failure resulting from such named executive officer’s incapacity due to physical or mental illness or any such failure subsequent to the named executive officer being delivered a notice of termination without cause by Protection One or the named executive officer delivering a notice of termination for good reason to Protection One) that is not remedied within 30 days after a written demand for substantial performance is delivered to the named executive officer by the Chairman of the Protection One board of directors or the Chairman of the Compensation Committee or, in the case of named executive officers other than the chief executive officer, the chief executive officer, which specifically identifies the manner in which the named executive officer has not substantially performed his duties; or

•       the named executive officer’s conviction by a court of law, admission in a legal proceeding that he is guilty or plea of nolo contendere, in each case, with respect to a felony.

For purposes of the definition of the term cause, no act or failure to act by a named executive officer will be considered “willful” unless it was done or omitted to be done by the named executive officer in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of Protection One.

A termination by a named executive officer is for “good reason” if it is based on any of the following events:

•       any change in the duties or responsibilities (including reporting responsibilities) of the named executive officer that is inconsistent in any material and adverse respect (which may be cumulative) with named executive officer’s position(s), duties, responsibilities or status with Protection One (including any adverse diminution of such duties or responsibilities), provided, however, that good reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly due to Protection One no longer being a publicly traded entity;

•       the failure to reappoint or reelect the named executive officer to any position held by him without his consent;

•       a material breach of the employment agreement by Protection One including but not limited to reduction in the named executive officer’s base salary or other reduction in medical, dental, life or disability benefits (except to the extent such reductions apply consistently to all other senior executives); or

•       the relocation by Protection One of the named executive officer’s principal workplace location more than 50 miles (35 miles for Mr. Pefanis and 25 miles for Messrs. Ginsburg and Nevin) from the workplace location principally used by the named executive officer as of July 23, 2004.

In addition, a termination by Mr. Ginsburg is also for “good reason” if it is based on any of the following events:

•       the appointment by the Protection One board of directors of a chief operating officer, chief financial officer or president of Protection One over Mr. Ginsburg’s written objection;

•       causing or permitting, without Mr. Ginsburg’s consent, any person other than Mr. Ginsburg to present and recommend the business plan to the board of directors;

•       subject to restrictions under the bylaws of Protection One as of the date of Mr. Ginsburg’s employment agreement, July 23, 2004, reducing the hiring or firing authority of Mr. Ginsburg as in effect as of such date (it being understood, however, that Mr. Ginsburg will consult and collaborate with the Protection One board of directors prior to the hiring or firing of any senior manager of Protection One); or

•       the appointment of a Chairman of the Protection One board of directors (other than a Chairman who is not an executive or an officer of Protection One) without Mr. Ginsburg’s consent.

In addition, a termination by any of Messrs. Ginsburg, Nevin or Pefanis is also for “good reason” if it is based on a failure by Protection One to indemnify the named executive officer pursuant to the terms of his employment agreement with respect to any payments previously made to the named executive officer.

Payments upon a Termination in connection with a Change in Control

Each of Protection One’s named executive officers will be entitled to certain benefits described if the executive’s employment is terminated pursuant to a qualifying termination during the four month period before or the 12 month period after a change in control, as defined in the named executive officer’s employment agreement. A change in control means any of the following:

•       individuals who constituted the Protection One board of directors as February 8, 2005, which persons are referred to as incumbent directors, and persons whose election or nomination for election was approved by a vote of at least two-thirds of the incumbent directors then on the board, which persons are also deemed to be incumbent directors, cease for any reason to constitute at least a majority of the Protection One board of directors;

•       any person, entity or any group (other than Quadrangle Group, MacKay Shields, LLC or Citibank International plc or certain of their affiliates, which are referred to as the specified debt holders, and certain other entities, including Protection One employee benefit plans, underwriters temporarily holding securities pursuant to offering of such securities and any entity controlled by the named executive officer and other employees of Protection One) becomes a beneficial owner, directly or indirectly, of thirty-three and one-third percent of the combined voting power of Protection One’s then outstanding securities eligible to vote for the election of the Protection One board of directors, unless a specified debt holder continues to beneficially own a greater number of shares of Protection One or has the right to direct the vote of a greater number of voting securities for directors of Protection One, than that held by such other person, entity or group;

•       a dissolution or liquidation of Protection One; or

•       a merger, consolidation, statutory share exchange, sale of all or substantially all of Protection One’s assets or other similar business combination, unless:

•        more than 50% of the total voting power of the surviving parent corporation immediately following the business combination is represented by Protection One voting securities that were outstanding immediately prior to the business combination;

•        no person (other than one or more specified debt holders, an employee benefit plan of a specified debt holder or the surviving parent corporation, or a group in which one or more specified debt holders holds a majority of the voting power of the subject securities held by such group) is or becomes the beneficial owner of more than 33 1/3% of the total voting power of the outstanding voting securities eligible to elect directors of the surviving parent corporation; and

•        at least a majority of the members of the board of directors of the surviving parent corporation following the completion of the business combination were incumbent directors of Protection One at the time that the Protection One board of directors approved the initial agreement providing for the business combination.

Tax Gross-up on Lump Sum Insurance Related Payments

Protection One has agreed to reimburse each named executive officer for any income taxes that are payable by the executive as a result of Protection One, in lieu of providing post-termination medical, dental and life insurance benefits, electing to pay to the executive a lump sum payment, which is referred to as a lump sum insurance payment, based on the cost of premiums required to provide continuing medical, dental and life insurance coverage comparable to that available under Protection One’s plans. The company has also agreed to reimburse the executive for any income taxes that are payable by the executive as a result of Protection One reimbursing the executive for such income taxes that are payable by the executive.

For purposes of the table above, Protection One has assumed that it will not elect to pay any lump sum insurance payment. If Protection One were to elect to pay a lump sum insurance payment, then Protection One estimates, based on the current costs of the applicable premiums to the company, that the lump sum insurance payment to Messrs. Ginsburg, Nevin, Pefanis, Griffin and Sanchez would be $53,282, $49,889, $57,024, $33,896 and $13,435, respectively. Protection One estimates that the associated tax gross-up payments (based upon a 35% federal income tax rate, a 1.45% Medicare tax rate and the applicable state income tax rate) would be $19,444, $18,205, $24,110, $12,355 and $5,461, to Messrs. Ginsburg, Nevin, Pefanis, Griffin and Sanchez, respectively.

280G Tax Gross-up

Upon a change in control of Protection One, one or more named executive officers of Protection One may be subject to certain excise taxes pursuant to Section 280G of the Code. Protection One has agreed to reimburse each named executive officer for all excise taxes that are imposed on the executive under Section 280G and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 280G excise taxes. The total Section 280G tax gross-up amount in the above tables assumes that the executive is entitled to a full reimbursement by Protection One of (i) any excise taxes that are imposed upon the executive as a result of the change in control, (ii) any income and excise taxes imposed upon the executive as a result of Protection One’s reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the executive as a result of Protection One’s reimbursement of the executive for any excise or income taxes. The calculation of the Section 280G gross-up amount in the above tables is based upon a Section 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, and applicable state income tax rates of 6.45% for Kansas (applicable to portions of Messrs. Ginsburg’s and Nevin’s compensation) and 8.97% for New Jersey (applicable to Mr. Pefanis’s compensation). For purposes of calculating the Section 280G tax gross-up, Protection One has assumed (i) that no other federal, state, local or foreign taxes are applicable to any of the named executive officers, (ii) that no amounts will be discounted as attributable to reasonable compensation and (iii) that no value will be attributed to the executive executing a non-competition agreement.

The payment of the Section 280G tax gross-up amount will be payable to the executive for any excise tax incurred regardless of whether the executive’s employment is terminated. However, the amount of the Section 280G tax gross-up will change based upon when the executive’s employment with Protection One is terminated because the amount of compensation subject to Section 280G will change. In the event that no compensation is subject to Section 280G, no Section 280G tax gross up will be paid.

Each named executive officer’s employment agreement provides that he agrees to reduce the aggregate amount of any payments or benefits that constitute “parachute payments” under Section 280G of the Code to the extent necessary so that such payments and benefits do not equal or exceed three times the named executive officer’s “base amount” (and therefore are not subject to the excise tax imposed by Section 4999); provided, however, that a named executive officer is not required to make any such reduction if the reduction necessary to cause such payments and benefits not to equal or exceed three times his “base amount” is more than $100,000.

SECURITY OWERSHIP OF CERTAIN BENEFICIAL OWNERS

This section includes information referenced in Part III, Item 10, Directors and Executive Officers of the Registrants, related to our executive officers, and Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters, of our Annual Report on Form 10-K for the period ended December 31, 2006.

The following table sets forth certain information, as of April 20, 2007, with respect to all persons known by us to be the beneficial owners of more than 5% of our outstanding Common Stock, each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Protection One, Inc., 1035 N. 3rd Street, Suite 101, Lawrence, KS 66044. Information in the table is based on such owners’ Schedule 13D as filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of April 20, 2007(1)		Percent of Class
POI Acquisition, L.L.C. 375 Park Avenue, 14th Floor New York, NY 10152	11,803,887		46.64%
Quadrangle Debt Recovery Advisors LP 375 Park Avenue, 14th Floor New York, NY 10152	5,901,942	(2)	23.32%
Richard Ginsburg	460,462	(3)(4)(9)	1.79%
Darius G. Nevin	298,635	(3)(4)(9)	1.17%
Peter J. Pefanis	264,216	(3)(9)	1.03%
J. Eric Griffin	14,079	(3)	*
Joseph R. Sanchez	17,668	(3)	*
Raymond C. Kubacki	2,030		*
Robert J. McGuire	1,250	(7)	*
Henry Ormond	0	(8)	n/a
Steven Rattner	0	(5)	n/a
Thomas J. Russo	0		n/a
David A. Tanner	0		n/a
Michael Weinstock	0	(6)	n/a
Arlene M. Yocum	1,450		*
All directors and named executive officers as a group	1,059,790		4.05%

*                    Each individual owns less than one percent of the outstanding shares of Protection One Common Stock.

(1)          No Protection One director or named executive officer owns any of our equity securities other than Protection One common stock.

(2)          Quadrangle Master Funding Ltd (“QMFL”) holds 5,333,333 shares of Protection One common stock directly. In addition, 533,071 shares are currently held by QDRF Master Ltd (“QDRF”) and 35,538 shares are currently held by Quadrangle Debt Opportunities Fund Master Ltd. (“QDOFM”). Quadrangle Debt Recovery Advisors LP (formerly known as Quadrangle Debt Recovery Advisors LLC) (“QDRA”) is the advisor of each of these entities and may be deemed to share voting and/or dispositive power over shares held by them. However, QDRA disclaims beneficial ownership of such shares. QDRA 1 General Partner LP is the general partner with regards to investment matters of QDRA and QDRA 1 GP LLC is the sole general partner of QDRA 1 General Partner LP. QDRA 1 General Partner LP and QDRA 1 GP LLC may be deemed to share voting and/or dispositive power with respect to the shares held by QMFL, QDRF and QDOFM, however both disclaim beneficial ownership of such shares.

(3)          Includes shares subject to options that are currently exercisable or that become exercisable within 60 days after April 20, 2007 as follows: Mr. Ginsburg, 379,770; Mr. Nevin, 231,819; Mr. Pefanis, 230,819; Mr. Griffin, 7,375; and Mr. Sanchez, 10,590.

(4)          Includes shares held in 401(k) plan: Mr. Ginsburg, 92; Mr. Nevin, 148.

(5)          Mr. Rattner is a Managing Member of Quadrangle GP Investors LLC and a Member of QDRA 2 GP LLC. Mr. Rattner disclaims beneficial ownership of the shares of Protection One common stock that may be deemed beneficially owned by POI Acquisition, LLC (“POIA”), QMFL, QDRF, QDOFM, Quadrangle GP Investors LLC, Quadrangle GP Investors LP, Quadrangle Capital Partners LP, Quadrangle Select Partners LP and Quadrangle Capital Partners-A LP (collectively, the “Quadrangle Funds”) or any affiliates thereof.

(6)          Mr. Weinstock is a Director and Member of QMFL, a Managing Principal of QDRA, a Member of Quadrangle GP Investors LLC and a Member of QDRA 1 GP LLC. Mr. Weinstock disclaims beneficial ownership of the shares of Protection One common stock that may be owned or deemed beneficially owned by POIA, QDRA, QMFL, QDRF, QDOFM, the Quadrangle Funds or any affiliates thereof.

(7)          In accordance with the director compensation plan, Mr. McGuire was granted 1,000 and 2,000 Protection One Restricted Share Units (RSUs) in March of 2006 and 2005, respectively. One-fourth of the RSUs vest and convert into shares of Protection One common stock in each of the four years following the grant.

(8)          Mr. Ormond is a Principal of Quadrangle Group LLC and a Manager of POIA. Mr. Ormond disclaims beneficial ownership of the shares of Protection One common stock that may be owned or deemed beneficially owned by POIA, QDRA, QMFL, QDRF, QDOFM, the Quadrangle Funds or any affiliates thereof.

(9)          Amounts owned exclude Protection One SARs for Messrs. Ginsburg, Nevin and Pefanis, granted on February 8, 2005 pursuant to the management incentive plan. See “Executive Compensation and Related Information—Compensation Discussion and Analysis” for information on the SAR grant, including the modification and reallocation of SARs in 2006.

Executive Officers

The following table sets forth the name, age and position of each person who serves as an executive officer.

Name	Age	Background
Richard Ginsburg	38

Mr. Ginsburg has served as our director and Chief Executive Officer since April 2001 and President since July 2001. He was a founder of Guardian International, Inc., a security monitoring company, and served as its President and Chief Executive Officer from August 1996 to April 2001.

Darius G. Nevin	49

Mr. Nevin has served as our Executive Vice President and Chief Financial Officer since August 2001. He served as our director from November 2002 to May 2003. From October 1997 to August 2001, he was the Chief Financial Officer of Guardian International, Inc. For most of the ten years prior to October 1997, Mr. Nevin served in senior executive positions of a predecessor company to Security Technologies Group, Inc., a provider of electronic security systems and services to the commercial market.

Peter J. Pefanis	60

Mr. Pefanis has served as our Chief Operating Officer since March of 2007. From September 2002 to March 2007, he was Executive Vice President of Protection One Alarm Monitoring, Inc., our wholly-owned subsidiary. He served as Senior Vice President from June 4, 2001 to September 30, 2002. From January 2001 until June 2001, Mr. Pefanis was Regional Vice President for SecurityLink, a provider of electronic security systems. Prior to that, he was East Area Director for Honeywell, Inc., a provider of electronic security systems.

Kimberly Lessner	47

Ms. Lessner joined Protection One as Executive Vice President and Chief Marketing Officer in March 2007. From 2001 to 2007 Ms. Lessner held various positions with Verizon Communications, where she most recently served as Vice President, Enterprise Target Marketing. Prior to joining Verizon, Ms. Lessner held various executive positions with GTE Corporation (which merged with Bell Atlantic to form Verizon), US West, Nissan Motor Corporation and Sears, Roebuck & Company.

J. Eric Griffin	48	Mr. Griffin has served as our Vice President, General Counsel and Secretary since December 2001. He served as Executive Director of Legal Services from May 2000 to December 2001.
Joseph R. Sanchez	46

Mr. Sanchez has served as our Senior Vice President Customer Operations since June 2004. He served as Vice President Customer Operations from August 1999 to June 2004. Mr. Sanchez has been with the Company since 1990 and has held various manager and director level positions within the organization.

E. Andy Devin	44

Mr. Devin has served as our Treasurer since September 2004. He has served as Vice President since 2001 and Controller since 1999. Prior to joining Protection One, Mr. Devin held various positions with Westar Energy, our former majority owner, and prior to that spent seven years in public accounting.

Tony Wilson	39

Mr. Wilson has served as President of Security Monitoring Services, Inc. (d/b/a CMS), our wholly owned subsidiary, since 1991. Mr. Wilson was one of the original founders of CMS and has served in various roles with the company since 1984.

All of our officers are appointed by the Board and hold their respective offices until their respective successors have been appointed, or their earlier death, resignation or removal by the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section includes information referenced in Part III, Item 13, Certain Relationships and Related Transactions, of our Annual Report on Form 10-K for the period ended December 31, 2006.

Related Party Policy and Procedures

It is our current written policy to prohibit all related party transactions with the Company unless the Audit Committee (the “Committee”) of the board of directors has determined in advance of the Company entering into any such transaction that there is a compelling business reason to enter into such a transaction.

There is a general presumption that a related party transaction with the Company will not be approved by the Committee. However, the Committee may approve a related party transaction if:

(1)         The Committee finds that there is a compelling business reason to approve the transaction, taking into account such factors as the absence of other unrelated parties to perform similar work for a similar price within a similar timeframe; and

(2)         The Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that the Company is warranted entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest.

Protection One has adopted the provisions of Statement of Financial Accounting Standards No. 57, “Related Party Disclosures” for purposes of disclosing related party transactions. Executive officers, directors and selected members of management are routinely asked to disclose known related party transactions. In addition, our Code of Ethical Business Conduct (the “Code”) includes provisions prohibiting any action that would constitute a conflict of interest. Any employee, officer or director who becomes aware of a conflict or potential conflict must bring it to the attention of the appropriate personnel as provided in the Code.

During 2006, we were not a party to any transaction or series of similar transactions of a material amount in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had a direct or indirect material interest, other than in connection with the transactions described below:

Quadrangle Management Agreements

On April 18, 2005, the Company entered into management agreements with each of Quadrangle Advisors LLC (“QA”) and Quadrangle Debt Recovery Advisors LLC (“QDRA,” and together with QA, the “Advisors”), pursuant to which the Advisors, affiliates of Quadrangle, provided business and financial advisory and consulting services to the Company in exchange for annual fees of $1.0 million (in the case of QA) and $0.5 million (in the case of QDRA), payable in advance in quarterly installments. The Quadrangle management agreements also provided that when and if the Advisors advise or consult with the Company’s board of directors or senior executive officers with respect to an acquisition by the Company, divesture (if the Company does not engage a financial advisor with respect to such divesture) or financing transaction, they may also invoice the Company for, and the Company shall pay, additional fees in connection with any such transaction in an amount not to exceed 0.667% (in the case of QA) and 0.333% (in the case of QDRA) of the aggregate value of such transaction. Our current related party transaction approval policy was not in effect at the time that the Quadrangle management agreements were approved. The Quadrangle management agreements were approved by a Board Committee consisting of an independent director. The Quadrangle management agreements were terminated as of April 2, 2007. For the year ended December 31, 2006, approximately $1.5 million was expensed related to these agreements.

Board of Directors; Amended Bylaws; Stockholders Agreement

Prior to completion of the Merger.   Pursuant to the stockholders agreement described above, for so long as POI Acquisition, L.L.C. owned at least 40% of the outstanding shares of our common stock, it could elect to increase the size of the board by one director, which it was entitled to designate. In April 2006, POI Acquisition L.L.C., elected to increase the size of our board to six persons and appointed Henry Ormond to the vacancy on the board created by this action.

In accordance with the stockholders agreement, we amended our bylaws following the restructuring. The amended bylaws prevented us from voluntarily filing for bankruptcy, merging or consolidating with another entity until February 8, 2007 or from selling all or substantially all of our assets without the written consent of Quadrangle Master Funding Ltd. The stockholders agreement also included voting agreements, certain restrictions on the transfer of our common stock, drag-along rights in favor of POI Acquisition, L.L.C. and tag-along rights in favor of Quadrangle Master Funding Ltd, all upon customary terms and subject to certain customary exceptions (including exceptions for certain transfers among affiliates). In addition, the stockholders agreement provided the Quadrangle parties with the right to participate on a proportional basis in any future equity issuance by us, except for issuances pursuant to registered public offerings, business combination transactions or officer, employee, director or consultant arrangements.

Following completion of the Merger.   Pursuant to an amendment and restatement of this stockholders agreement entered into upon consummation of the Merger, the board of directors of the combined company is comprised of nine directors (which may be increased in eleven in certain circumstances) and, subject to the maintenance of a certain threshold of ownership in Protection One, POI Acquisition L.L.C. will be able to direct the election of three Protection One directors (which number may be increased to five under certain circumstances) and Quadrangle Master Funding Ltd. will be able to direct the election of two Protection One directors. Our current related party transaction approval policy was not in effect at the time that the amended and restated stockholders agreement was approved. Our Board unanimously approved the amended and restated stockholders agreement in connection with its approval of the Merger.

Registration Rights Agreement

As a condition to the consummation of the debt-for-equity exchange, the Company entered into a registration rights agreement with POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd. Our current related party transaction approval policy was not in effect at the time that the registration rights agreement was approved. The registration rights agreement was unanimously approved by our Board in connection with its approval of the debt-for-equity exchange. The registration rights agreement provides, among other things, that the Company will register, upon notice, shares of its common stock owned by such parties. Under the registration rights agreement, POI Acquisition, L.L.C. is permitted up to four demand registrations and Quadrangle Master Funding Ltd is permitted up to two demand registrations, subject to certain conditions described in the agreement. POI Acquisition, L.L.C. and Quadrangle Master Funding Ltd also received piggyback registration rights whereby they shall have the opportunity to register their securities pursuant to any registration statement the Company may file in the future, subject to certain conditions. The Company is also obligated to pay certain of their expenses pursuant to the registration of their securities under the registration rights agreement.

Audit Committee Report

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Information Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•       Reviewed and discussed with management, management’s presentation of the audited financial statements;

•       Discussed with Deloitte & Touche LLP, our independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Rule 2-07 of Security and Exchange Commission Regulation S-X; and

•       Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP its independence.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

The preceding report has been furnished by the following members of the Audit Committee:

Robert J. McGuire (Chair)
Henry Ormond
David A. Tanner

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

This section includes information referenced in Part III, Item 14, Principal Accountant Fees and Services, of our Annual Report on Form 10-K for the period ended December 31, 2006.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for fiscal years ended December 31, 2006 and 2005 are as follows:

	For the year ending December 31, 2006	Percentage of service approved by the Audit Committee	For the year ending December 31, 2005	Percentage of service approved by the Audit Committee
Audit fees(a)	$515,235	100%	$543,755	100%
Audit-related fees(b)	136,251	100%	243,675	100%
Tax fees	—	—	—	—
All other fees	—	—	—	—
Total fees	$651,486		$787,430

(a)           Includes fees for the respective year end audit.

(b)          Includes fees for the audits of our employee benefit plans, SEC comment letter, recapitalization adjustments and our Form S-4 filing with the SEC for 2006. Includes fees for audits of our employee benefit plans, debt offering, STIP calculations, warrant agreement work, push down accounting related to the sale, restatement of the Annual Report on Form 10-K and Sarbanes-Oxley compliance readiness for 2005.

The Audit Committee of our Board reviewed the services provided by Deloitte & Touche LLP, along with the fees related to such services. The Audit Committee reviews audit fees to be paid to and other services to be provided by the independent registered public accountants. The Audit Committee has considered, and will consider, whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm.

The Audit Committee charter, which was adopted on March 11, 2005, provides that the Audit Committee will review and pre-approve all audit and non-audit services (excluding prohibited non-audit services as defined in the Sarbanes-Oxley Act of 2002) to be provided to us by our independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). The Audit Committee may consult with management in making its decision, but it may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the designees present the pre-approvals to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee. This authority was delegated by the Audit Committee to Mr. McGuire at the March 11, 2005 meeting of the Audit Committee. The Audit Committee has established policies and procedures for the engagement of the outside auditor to provide permissible non-audit services, which shall include pre-approval of such services.

The Audit Committee will periodically assess the suitability of our independent registered public accountants, taking into account all relevant fees and circumstances, including the qualifications of other accounting firms. Deloitte & Touche LLP will serve as our independent registered public accountants for 2007. Representatives from Deloitte and Touche LLP will not be in attendance at the annual meeting.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors are required to file certain reports with the Securities and Exchange Commission. These reports disclose the amount of our Common Stock that is held by our executive officers and directors, in addition to changes in their ownership of stock. Copies of these reports are required to be furnished to us. We believe that all of our current executive officers, directors and beneficial owners of more than 10% of our Common Stock filed all reports required for 2006 by Section 16(a) of the Exchange Act on a timely basis. Our belief that all required filings were made is based solely on our review of the copies of reports furnished to us, or on written representations to us that no such reports were required.

Code of Ethics

We have adopted a code of ethics that applies to all employees, including executive officers and senior financial and accounting employees. It is our policy to comply strictly with the letter and spirit of all laws affecting our business and the conduct of our officers, directors and employees in business matters. We make available the code of ethics, free of charge, on our website at www.protectionone.com and by responding to requests addressed to our investor relations department. The investor relations department can be contacted by mail at Protection One, Inc., Attn: Investor Relations, 1035 N 3rd Street, Suite 101, Lawrence, KS 66044 or by calling (785) 856-9368.

Stockholders Sharing an Address; Copies of Annual Report

We are sending only one Annual Report and Information Statement to two or more stockholders that share an address unless we receive contrary instructions from any beneficial owner at that address. This “householding” practice reduces our printing and postage costs. However, if a beneficial owner at such an address wishes to receive separate annual reports or information statements this year or in the future, he or she may contact our transfer agent, Mellon Investor Services LLC, by mail at PO Box 3316, South Hackensack, NJ 07606, by telephone at 800-898-5324 or by e-mail at shrrelations@mellon.com. If you are a stockholder of record receiving multiple copies, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can request householding by contacting the nominee.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request to Protection One, Inc., Attn: Corporate Secretary, 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044. A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 also may be obtained through the internet at the Securities and Exchange Commission’s website www.sec.gov or our website www.protectionone.com.

Stockholder Proposals

Stockholder proposals intended to be included in our information statement or proxy statement, as applicable, for our 2008 annual meeting of stockholders must be addressed to the attention of our Corporate Secretary and received at our principal executive offices at 1035 N 3rd Street, Suite 101, Lawrence, Kansas 66044 by January 1, 2008. For other stockholder proposals intended to be presented at the 2008 annual meeting (but not in our information statement or proxy statement), the deadline is March 21, 2008.

Other Business

The Board is not aware of any matter to be presented at the meeting other than the matters described above.

By Order of the Board of Directors,

J. ERIC GRIFFIN
Corporate Secretary

Lawrence, Kansas
April 30, 2007